Exhibit 99.1

news release
TENNECO INC. ANNOUNCES PUBLIC OFFERING OF COMMON STOCK
Lake Forest, Ill, November 17, 2009 — Tenneco Inc. (NYSE:TEN) today announced its intention to offer 10,000,000 shares of its common stock pursuant to an underwritten registered public offering. In connection with the offering, Tenneco intends to grant the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of its common stock to cover over-allotments, if any.
The offering will be made under an effective shelf registration statement. J.P. Morgan Securities Inc., BofA Merrill Lynch, and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering.
Tenneco intends to use the net proceeds from the offering to repay outstanding borrowings under its revolving credit facility (without reducing the commitments under the revolving credit facility) and for general corporate purposes.
A preliminary prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission (SEC). When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained from the SEC, including from its website at http://www.sec.gov; or from the offices of J.P. Morgan Securities Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717 (631-254-1735); or BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or email Prospectus.Requests@ml.com; or Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, Telephone: (800) 503-4611.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offering of these securities will be made only by means of the prospectus supplement and accompanying prospectus.
About Tenneco
Tenneco is a $5.9 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe® , Walker® , Gillet™ and Clevite® Elastomer brand names.
The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s proposed offering. The terms of, and Tenneco’s ability to complete, such transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. ###
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Contacts:
Jane Ostrander
Investor inquiries
847 482-5607
jostrander@tenneco.com
Jim Spangler
Media inquiries
847 482-5810
jspangler@tenneco.com